Leatt Corp Announces First Quarter 2020 Results

Revenues increase 24%; Best First Quarter Revenue in Company History

CAPE TOWN, South Africa, (May 13, 2020) - Leatt Corporation (OTCQB: LEAT), a leading developer and marketer of protective equipment and ancillary products for many forms of sports, especially extreme high-velocity sports, today announced financial results for the first quarter ending March 31, 2020. All financial numbers are in U.S. dollars.

First Quarter 2020 Highlights

  Best First Quarter in Company History; Revenues up 24% as compared to First Quarter 2019
  Successful global launch of mountain biking shoe line (MTB)
  Continued strong sales of upper body protection and motorcycle boots

Leatt CEO Sean Macdonald said: "Despite the severe economic conditions presented by the COVID-19 pandemic, particularly in the last three weeks of the first quarter, we are pleased to report a record-breaking quarter, our best first quarter ever in terms of revenue. Total worldwide revenues were up 24% over the first quarter of 2019, to $7.5 million. Sales in our newest cutting-edge body armor products led the way, with increases in sales of our off-road motorcycle boots and initial global shipments of our mountain bike shoe line. Body armor sales, which now make up 55% of our revenue, were up 69%, to $4.1 million.

"With global headwinds from the COVID-19 pandemic expected to affect our revenues in the next several quarters, we are focused on operating more efficiently while continuing to develop our pipeline of innovative, medically-proven products that define Leatt as a premium "Head to Toe" brand. With revenue increasing by 24% and costs increasing by only 6%, we believe we can continue to build on the tremendous momentum that we have achieved across our core markets."

Founder and Chairman, Dr. Christopher Leatt, added, "Our new line of MTB shoes, first introduced to the market in February 2020, was created to be durable and to combine the style, comfort and control demanded by mountain bike riders around the world. Hidden above the soles of our shoe line lies our core technology - shanks with variable flex optimized based on riding style, terrain and pedal efficiency requirements."

Financial Summary

Total revenues for the first quarter of 2020 were $7.5 million, up 24%, compared to $6.1 million for the 2019 first quarter.

Total operating expenses for the first quarter were $3.0 million, up 6%, compared to $2.9 million for the 2019 first quarter.

Net income for the first quarter was $362,448 or $0.07 per basic and diluted share, compared to $9,238, or $0.00 per basic and diluted share, for the 2019 first quarter.

Leatt continued to meet its working capital needs during the period from cash on hand and internally generated cash flow from operations.  At March 31, 2020, the Company had cash and cash equivalents of $1.4 million, a current ratio of 2.5:1, and there was no long-term debt.

Business Outlook

Mr. Macdonald said, "The COVID-19 pandemic has affected the global marketplace but it is too early to determine its consequent impact on our business operations, how long the situation will last, and the speed of normalization thereafter. Our worldwide distributor buying patterns have been understandably conservative as they have been impacted by a range of policy responses and implementation. While the situation is extremely fluid, we are continuing to closely monitor and navigate local governmental requirements, our global customer needs, and consumer buying trends.

"But we also know consumers are eager to return to riding. We are encouraged that our manufacturing partners in Asia are recovering well, and that the production of stocking orders of our 2021 line of protective gear has commenced as planned. We are also encouraged to see key international geographical areas and domestic locations in the United States slowly relax lockdown measures to allow for limited outdoor activity within established distancing guidelines.

We have been actively developing our e-commerce capabilities and key relationships for the last several quarters in order to reach a greater volume of end consumers with marketing and sales campaigns.  Naturally, the COVID-19 pandemic has resulted in an increase in e-commerce buying patterns which have benefited Leatt, our partners and consumers tremendously.  We continue to refine and accelerate our e-commerce partnerships and presence as a key revenue builder moving forward.

Additionally, in the short term we have responded by reviewing operating costs and investments in detail, adjusted our budgets and obtained government assistance where available, and have re-prioritized and streamlined the use of resources to ensure that marketing, product development and staffing costs are sustainable and will allow us to emerge from the pandemic poised for growth and further success.

Recent launches of our lines of goggles, boots and other exceptional protective gear, and now our MTB shoe line, have shown very promising early consumer demand levels and have earned very positive reviews for actual performance in the field. We will continue to invest in engaging marketing campaigns and partner with athletes and influencers globally to build on the tremendous momentum that the Leatt brand has achieved in the U.S. and abroad."

Conference Call

The Company will host a conference call at 10:00 am ET on Wednesday, May 13, 2020, to discuss the 2020 first quarter results.

Participants should dial in to the call ten minutes before the scheduled time, using the following numbers: 1-877-407-9716 (U.S.A) or +1-201-493-6779 (international) to access the call.

Audio Webcast

There will also be a simultaneous live webcast through the Company's website, www.leatt-corp.com. Participants should register on the website approximately ten minutes prior to the start of the webcast.

Replay

An audio replay of the conference call will be available for seven days and can be accessed by dialing 1-844-512-2921 (U.S.A) or +1-412-317-6671 (international) and using conference ID # 13703397.

For those unable to attend the call, a recording of the live webcast, will be archived shortly following the event for 30 days on the Company's website.

About Leatt Corp

Leatt Corporation develops personal protective equipment and ancillary products for all forms of sports, especially extreme motor sports. The Leatt-Brace® is an award-winning neck brace system considered the gold standard for neck protection for anyone wearing a crash helmet as a form of protection. It was designed for participants in extreme sports or riding motorcycles, bicycles, mountain bicycles, all-terrain vehicles, snowmobiles and other vehicles. For more information, visit www.leatt.com.

Follow Leatt® on Facebook, Instagram, and Twitter.

Forward-looking Statements:

This press release August contain forward-looking statements regarding Leatt Corporation (the "Company") within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the likelihood that the Company will continue to develop and introduce additional products to the market at the same rate as before the Covid-19 pandemic, or that the Company will continue to develop its e-commerce capabilities to benefit from the increase in customer e-commerce buying patterns during the pandemic, achieve growth in international markets, or benefit from market acceptance of its branded products; the likelihood that the Company will continue to derive financial benefit from the endorsements of its products by professional athletes; the financial outlook of the Company; the general ability of the Company to achieve its commercial objectives in view of the ongoing global pandemic; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "seeks," "should," "could," "intends," or "projects" or similar expressions, and involve known and unknown risks and uncertainties. These statements are based upon the Company's current expectations and speak only as of the date hereof. Any indication of the merits of a claim does not necessarily mean the claim will prevail at trial or otherwise. Financial performance in one period does not necessarily mean continued or better performance in the future. The Company's actual results in any endeavor could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, which factors or uncertainties could be beyond our ability to foresee or control. Other risk factors include the status of the Company's common stock as a "penny stock" and those listed in other reports posted on The OTC Markets Group, Inc.

Contact:

Michael Mason

Investor Relations

Investor-info@leatt.com

(917)-841-8371

LEATT CORPORATION

CONSOLIDATED BALANCE SHEETS

ASSETS

	March 31, 2020	December 31, 2019
	Unaudited	Audited
Current Assets
Cash and cash equivalents	$1,444,890	$2,072,864
Short-term investments	58,245	58,239
Accounts receivable	3,513,588	2,956,012
Inventory	7,136,983	8,655,176
Payments in advance	685,263	447,476
Prepaid expenses and other current assets	1,533,800	1,129,067
Total current assets	14,372,769	15,318,834

Property and equipment, net	2,240,493	2,431,061
Operating lease right-of-use assets, net	351,841	411,956
Other Assets
Deposits	25,230	26,642
Total other assets	25,230	26,642

Total Assets	$16,990,333	$18,188,493

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$4,031,360	$5,425,681
Note payable to bank	500,000	300,000
Operating lease liabilities, current	170,008	190,765
Income tax payable	643,477	592,661
Short term loan, net of finance charges	445,831	576,474
Total current liabilities	5,790,676	7,085,581

Deferred Compensation	180,000	160,000
Operating lease liabilities, net of current portion	181,833	221,191

Commitments and contingencies

Stockholders' Equity
Preferred stock, $.001 par value, 1,120,000 shares authorized, 120,000 shares issued and outstanding	3,000	3,000
Common stock, $.001 par value, 28,000,000 shares authorized, 5,386,723 shares issued and outstanding	130,068	130,068
Additional paid - in capital	8,145,716	8,079,774
Accumulated other comprehensive loss	(841,332)	(529,045)
Retained earnings	3,400,372	3,037,924
Total stockholders' equity	10,837,824	10,721,721

Total Liabilities and Stockholders' Equity	$16,990,333	$18,188,493

LEATT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Three Months Ended
	March 31
	2020	2019
	Unaudited	Unaudited

Revenues	$7,541,874	$6,090,928

Cost of Revenues	4,018,421	3,228,826

Gross Profit	3,523,453	2,862,102
Product Royalty Income	1,477	8,701

Operating Expenses
Salaries and wages	844,606	876,904
Commissions and consulting expenses	83,436	78,061
Professional fees	321,587	252,968
Advertising and marketing	624,203	563,994
Office lease and expenses	73,814	69,992
Research and development costs	388,204	340,096
Bad debt expense (recovery)	(14,980)	16,521
General and administrative expenses	520,115	467,234
Depreciation	192,052	189,695
Total operating expenses	3,033,037	2,855,465

Income from Operations	491,893	15,338

Other Expenses
Interest and other income (expenses), net	(8,629)	(3,021)
Total other expenses	(8,629)	(3,021)

Income Before Income Taxes	483,264	12,317

Income Taxes	120,816	3,079

Net Income Available to Common Shareholders	$362,448	$9,238

Net Income per Common Share
Basic	$0.07	$-
Diluted	$0.07	$-

Weighted Average Number of Common Shares Outstanding
Basic	5,386,723	5,380,747
Diluted	5,534,890	5,556,134

Comprehensive Income
Net Income	$362,448	$9,238
Other comprehensive income, net of $-0- and $-0- deferred
income taxes in 2020 and 2019
Foreign currency translation	(312,287)	(1,693)

Total Comprehensive Income	$50,161	$7,545

LEATT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2019

	2020	2019
Cash flows from operating activities
Net income	$362,448	$9,238
Adjustments to reconcile net income to net cash provided by (used in)
operating activities:
Depreciation	192,052	189,695
Stock-based compensation	65,942	166,250
Bad debts reserve	(17,572)	14,087
Inventory reserve	(49,610)	1,000
Gain on sale of property and equipment	(351)	-
(Increase) decrease in:
Accounts receivable	(540,004)	(534,275)
Inventory	1,567,803	(1,503,836)
Payments in advance	(237,787)	83,958
Prepaid expenses and other current assets	(404,733)	635,901
Deposits	1,412	25
Increase (decrease) in:
Accounts payable and accrued expenses	(1,394,321)	1,129,423
Income taxes payable	50,816	(21,921)
Deferred compensation	20,000	20,000
Net cash provided by (used in) operating activities	(383,905)	189,545

Cash flows from investing activities
Capital expenditures	(89,899)	(160,353)
Proceeds from sale of property and equipment	351	-
Increase in short-term investments, net	(6)	(1)
Net cash used in investing activities	(89,554)	(160,354)

Cash flows from financing activities
Issuance of common stock	-	15,000
Proceeds from note payable to bank, net	200,000	-
Repayments of short-term loan, net	(130,643)	(198,056)
Net cash provided by (used in) financing activities	69,357	(183,056)

Effect of exchange rates on cash and cash equivalents	(223,872)	(359)

Net decrease in cash and cash equivalents	(627,974)	(154,224)

Cash and cash equivalents - beginning of period	2,072,864	1,709,900

Cash and cash equivalents - end of period	$1,444,890	$1,555,676

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$9,255	$5,449
Cash paid for income taxes	$70,000	$25,000

Other noncash investing and financing activities
Common stock issued for services	$65,942	$166,250